Exhibit 99.2

MeridianLink Appoints Reema Poddar to its Board of Directors

Costa Mesa, Calif., Nov. 3, 2021 – MeridianLink, Inc. (NYSE: MLNK), a leading provider of modern software platforms for financial institutions and consumer reporting agencies, today announced the appointment of Reema Poddar, an accomplished leader with extensive experience in the software industry, to its board of directors.

An accomplished business executive with board of director and C-level experience in global roles ranging from startups to Fortune 500 companies, Poddar is also recognized as a transformative technologist with a career spanning nearly 30 years. She is recognized as a leader in data-analytics, machine learning, artificial intelligence, cloud services, IoT, and IIoT. Her successes include setting product and technology strategy, building and delivering commercially viable, innovative product and services offerings, accelerating digital and cultural transformations, improving customer experiences, and delivering exceptional business outcomes and increased revenue valued in the hundreds of millions of dollars.

Most recently, she served as the chief product officer at Teradata Corporation where she was instrumental in helping the company through its digital business transformation. Her accomplishments include the establishment of a new cloud business and the transition from a perpetual to a subscription-based business model, as well as developing and launching Teradata’s first multi-cloud data platform for enterprise data analytics. Prior to that, she spent more than 14 years at General Electric in various executive leadership roles with increasing scope spanning different industry verticals.

“The depth and breadth of Reema’s executive-level leadership is truly impressive, and we look forward to her sharing this expertise with our board and leadership team,” said Paul Zuber, MeridianLink’s chair of the board. “MeridianLink is a market leader, serving an industry going through an expansive digital transformation, and Reema is well-versed in guiding successful organizations to new heights through product and technological innovation. We are thrilled to have her join our company’s board leadership.”

Poddar currently serves on the board of directors for Accion Labs as well as for Optimeyes.ai. Until recently, she served on the Corporate Council Board of Advisors to the Dean of UC San Diego Jacobs School of Engineering. She holds a master’s degree in computer applications from Bangalore University, India and a master’s degree in Physics from Mahatma Gandhi University, India.

About MeridianLink
MeridianLink® (NYSE: MLNK) is a leading provider of cloud-based software solutions for financial institutions, including banks, credit unions, mortgage lenders, specialty lending providers and consumer reporting agencies. Headquartered in Costa Mesa, California, MeridianLink provides services to more than 1,900 customers, including a majority of the financial institutions on Forbes’ 2021 lists of America’s Best Credit Unions and Banks. Further information can be found at www.meridianlink.com.

Press Contact:
Becky Frost
(714) 784-5839
becky.frost@meridianlink.com